SAMUEL H. WONG & CO., LLP
CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
China Architectural Engineering, Inc.

Consent of Independent Registered Public Accounting Firm

We hereby consent to your incorporation of document by reference of our audit report dated March 27, 2009 on the consolidated financial statements as of and for the year ended December 31, 2008 and 2007, as included the Form 10-K filed with SEC on March 31, 2009 in the Form S-8 of China Architectural Engineering, Inc.

South San Francisco, California
January 15, 2010

Samuel H. Wong & Co., LLP
Certified Public Accountants

400 Oyster Point Boulevard, Suite 122, South San Francisco, CA 94080 Tel.: (415) 732-1288 Fax.: (415) 397-9028
E-mail: info@swongcpa.com Website: www.swongcpa.com